Contacts: Lisa Savino, Investor Relations	Bob Gordon, Public Relations
631-342-2788	631-342-2391
lisa.savino@ca.com	bobg@ca.com

COMPUTER ASSOCIATES ISSUES STATEMENT

Company To Hold Conference Call Friday, 9 am EST

ISLANDIA, N.Y., February 21, 2002 -- Computer Associates International, Inc. (CA) today issued the following statement:

"Contrary to a Bloomberg news report filed today, Computer Associates has not drawn on its credit lines to pay down its commercial paper obligations. CA's outstanding commercial paper obligations can be covered by cash on hand as well as cash generated from operations and the Company has sufficient cash flow to fund its daily operations.

The company said it had drawn from one of its credit lines to replace another credit line, with no net increase in total debt. The decision to move funds between credit lines was a function of the anticipated close of the financing that had been scheduled to close on February 6.

CA's financial position is strong and, as stated on its January 22, 2002 fiscal 3Q earnings call, the Company has been a net repayer of debt. The Company reduced its total debt by $200 million in January. Total debt at January 31 was approximately $3.6 billion. Since February 1, 2002, the company has paid down an additional $200 million. Total debt at the end of February is expected to be approximately $3.4 billion. The company said it has generated more than $1 billion in operating cash flow in each fiscal year since and including fiscal year 1998, and noted that its current quarter is its historically strongest cash generating quarter."

Computer Associates will hold a conference call for analysts, investors and media tomorrow morning, Friday, February 22 at 9 am. The dial-in number is 1-800-473-6123. International callers can dial 973-633-6740. A replay will be available beginning one hour after the conclusion of the call at 1-800-657-1264. The replay number for international callers is 402-220-4832. A webcast can also be accessed at http://ca.com/ media/pressbrief_feb22.ram.

About Computer Associates

Computer Associates International, Inc. (NYSE: CA) delivers The Software That Manages eBusiness. CA's world-class solutions address all aspects of eBusiness management through industry-leading brands: Unicenter for infrastructure management, BrightStor for storage management, eTrust for security management, CleverPath for portal and business intelligence, AllFusion for application life cycle management, Advantage for data management and application development, and Jasmine for object-oriented database technology. Founded in 1976, CA serves organizations in more than 100 countries, including 99 percent of the Fortune 500 companies. For more information, visit http://ca.com.

In addition to the historical information presented, this release contains "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks and instability associated with changes in the company's business model; risks associated with changes in the way in which the company accounts for license revenue; the difficulty of making financial projections resulting from the significant percentage of CA's quarterly contracts consummated in the last few days of the quarter; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the risks associated with integrating acquired businesses and technologies; the effects of war or acts of terrorism; dependency on large dollar licensing transactions; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in filings with the Securities and Exchange Commission, which are available at www.sec.gov. CA assumes no obligation to update the information in this press release.

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© 2002 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.